Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

Tuesday, August 13, 2013

CONTACT:	Rob Swadosh / Patrick Malone The Dilenschneider Group 212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS

PROFIT IN SECOND QUARTER 2013

Three and Six Month Results Show Year-to-Year Improvements

MADISON HEIGHTS, MICHIGAN, August 13, 2013—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported that net income in the second quarter was $0.1 million, equal to $0.00 per diluted share, compared to a $0.8 million net loss, or $0.04 loss per diluted share, in the prior year period. Net income for the six months ended June 30, 2013 was $0.2 million, equal to $0.01 per diluted share, compared to a $1.7 million net loss, or $0.08 per diluted share, in the prior year period.

The Company continues to strengthen its overall performance and we expect to build on these results in the second half of 2013, said Eric Steen, Chief Executive Officer. “Organic growth will drive the business as well as build shareholder value. InfuSystem’s strong market share and highly-differentiated customer service capabilities position us well to take advantage of a consolidating market. In particular, we are experiencing strong growth in the commercial payor market. We also expect to generate revenue growth from new therapies and services,” he concluded.

Revenues in the second quarter of 2013 were $14.7 million, up 4% from $14.1 million in the second quarter of 2012. Revenues for the six months ended June 30, 2013 were $29.4 million, a 3% increase, compared to $28.4 million for the same prior year period. The increase in revenues was primarily related to a 5% increase in rental revenue compared to prior year periods. Sales revenue was down 5% from prior year for the second quarter and down approximately 9% from prior year-to-date period. The increase in rental revenues was primarily related to the addition of larger customers, increased penetration into existing customer accounts, the increase in the colorectal cancer and other cancer patients treated with the Company’s services and the continuation of the revision to claims processing guidelines by a major group of third-party payors.

Gross profit for the three months ended June 30, 2013 was $10.3 million, which was consistent with the same period in the prior year. It represented 70% of revenues in the current period compared to 73% in the prior year. Gross profit for the six months ended June 30, 2013 was $20.8 million, which was also consistent with the same period in the prior year. It represented 71% of revenues in the current period compared to 73% in the prior year. The decrease in the gross margin as a percentage of revenue in 2013 was primarily related to a decrease in rental gross margins from direct pay customers.

Operating Results

SG&A decreased to $9.5 million from $10.2 million, down approximately 8%, when compared to the second quarter of 2012. For the six months ended June 30, 3012, SG&A decreased to $19.2 million from $21.2 million, down approximately 9%, when compared to the same prior year period.

During the three months ended June 30, 2013, general and administrative expenses were $5.0 million compared to $6.1 million for the same prior year period. General and administrative expenses have decreased from 44% to 34% of revenues for the second quarter of 2013 compared to the same period in the prior year. The decrease was primarily attributed to prior year costs of $2.4 million pertaining to the additional legal, accounting and outside services fees as a result of the special meeting, changes in the composition of the Board of Director’s, and severance costs associated with the Settlement Agreement offset by previously recognized stock compensation expense of $1.3 million, for which the requisite service was not rendered last year.

During the six months ended June 30, 2013, general and administrative expenses were $10.0 million compared to $12.4 million for the same six month period in 2012. The decrease between these periods was primarily related to prior year professional service and other costs for the Concerned Stockholder Group which totaled approximately $2.3 million; severance payments for a former CEO amounted to $1.0 million; $0.6 million was recorded during the three months ended March 31, 2012 for retention payments to key employees; and $1.3 million of previously recognized stock compensation expense was reversed due to the forfeiture and failure to meet the requisite service period.

Other expenses for the three months ended June 30, 2013 were $0.9 million compared to $1.2 million for the comparable prior year period. This decrease was mainly attributed to an increase of $0.2 million of additional interest expense due to the cost of the new debt facility offset by a prior year loss on the extinguishment of debt of $0.6 million.

Other expenses for the six months ended June 30, 2013 were $1.5 million compared to $1.8 million for the comparable prior year period. This decrease was mainly attributed to an increase of $0.5 million of additional interest expense due to the cost of the new debt facility offset by a prior year loss on the extinguishment of debt of $0.6 million and a one-time cash receipt of $0.3 million related to a mutual insurance policy we received in the first quarter of 2013.

Jonathan P. Foster, Chief Financial Officer, noted, “The combination of effective, on-going cost management practices, meaningful debt reduction of more than $2.5 million since December 31, 2012, and increasing free cash flow allows us to actively take advantage of growth opportunities. In particular, the increase of $1.3 million from medical equipment in rental service since year-end builds a strong base from which to generate even further rental revenue growth.”

Selling and marketing expenses were $2.5 million, which was consistent with the second quarter of 2012. For the six months ended June 30, 2013, selling and marketing expenses were $4.9 million compared to $5.3 million. The decrease in selling and marketing expenses was mainly attributed to lower travel, entertainment and salaries and commissions.

For the three months ended June 30, 2013, Adjusted EBITDA was $3.3 million for the second quarter of 2013 compared to $3.6 million in 2012. For the six months ended June 30, 2013, Adjusted EBITDA was $7.0 million, which was consistent with the same prior year period. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the six months ended June 30, 2013 was $2.2 million compared to $2.3 million for the prior year. Although net income is significantly improved from a year ago, increases in A/R are offsetting any cash improvement at June 30, 2013 when compared to the prior year.

As of June 30 2013, we had cash and cash equivalents of $0.1 million and $5.1 million of availability on the Credit Facility compared to $2.3 million and $4.7 million, respectively, at December 31, 2012. During the six months ended June 30, 2013, the Company paid down $2.5 million of total debt.

Conference Call

The Company will conduct a conference call for investors on Tuesday, August 13, 2013 at 9:00 a.m. Eastern Time to discuss second quarter performance and results. Eric Steen, Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (877) 261-8992 inside the U.S. and (847) 619-6548 outside the U.S and use the confirmation number 35310595.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time-to-time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands, except share data)	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$102	$2,326
Accounts receivable, less allowance for doubtful accounts of $3,811 and $3,136 at June 30, 2013 and December 31, 2012, respectively	9,440	8,511
Inventory	1,379	1,339
Other current assets	713	684
Deferred income taxes	1,986	1,971

Total Current Assets	13,620	14,831
Medical equipment held for sale or rental	3,155	2,626
Medical equipment in rental service, net of accumulated depreciation	14,005	13,071
Property & equipment, net of accumulated depreciation	798	867
Deferred debt issuance costs, net	2,106	2,362
Intangible assets, net	24,221	25,541
Deferred income taxes	17,689	17,806
Other assets	157	419

Total Assets	$75,751	$77,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,833	$2,135
Accounts payable - related party	—	9
Current portion of long-term debt	3,124	3,953
Other current liabilities	2,782	4,098

Total Current Liabilities	9,739	10,195
Long-term debt, net of current portion	25,204	27,315

Total Liabilities	$34,943	$37,510

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding 22,088,731 and 21,891,041, respectively, as of June 30, 2013 and 21,990,000 and 21,802,515, as of December 31, 2012, respectively	2	2
Additional paid-in capital	89,381	88,742
Retained deficit	(48,575)	(48,731)

Total Stockholders’ Equity	40,808	40,013

Total Liabilities and Stockholders’ Equity	$75,751	$77,523

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share data)	2013	2012	2013	2012
Net revenues:
Rentals	$13,618	$12,973	$27,061	$25,878
Product sales	1,044	1,099	2,302	2,542

Net revenues	14,662	14,072	29,363	28,420
Cost of revenues:
Cost of revenues - Product, service and supply costs	2,845	2,148	5,424	4,383
Cost of revenues - Pump depreciation and loss on disposal	1,487	1,650	3,186	3,327

Gross profit	10,330	10,274	20,753	20,710

Selling, general and administrative expenses:
Provision for doubtful accounts	1,327	893	2,987	2,140
Amortization of intangibles	652	674	1,324	1,358
Selling and marketing	2,482	2,541	4,890	5,286
General and administrative	5,008	6,137	10,039	12,410

Total selling, general and administrative:	9,469	10,245	19,240	21,194

Operating income (loss)	861	29	1,513	(484)
Other (expense) income:
Interest expense	(924)	(663)	(1,798)	(1,264)
Loss on extinguishment of long term debt	—	(552)	—	(552)
Other income	24	—	336	2

Total other expense	(900)	(1,215)	(1,462)	(1,814)

Income (loss) before income taxes	(39)	(1,186)	51	(2,298)
Income tax benefit	144	358	105	555

Net income (loss)	$105	$(828)	$156	$(1,743)

Net income (loss) per share:
Basic	$0.00	$(0.04)	$0.01	$(0.08)
Diluted	$0.00	$(0.04)	$0.01	$(0.08)
Weighted average shares outstanding:
Basic	21,860,866	21,196,085	21,802,515	21,164,315
Diluted	22,015,499	21,196,085	22,238,160	21,164,315

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
(in thousands)	2013	2012
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,233	2,274

INVESTING ACTIVITIES
Purchases of medical equipment and property	(2,564)	(2,964)
Proceeds from sale of medical equipment and property	1,726	2,545

NET CASH USED IN INVESTING ACTIVITIES	(838)	(419)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(16,918)	(4,318)
Cash proceeds from bank loans and revolving credit facility	13,340	2,500
Common stock repurchased to satisfy statutory withholding on stock based compensation	(41)	(32)

NET CASH USED IN FINANCING ACTIVITIES	(3,619)	(1,850)

Net change in cash and cash equivalents	(2,224)	5
Cash and cash equivalents, beginning of period	2,326	799

Cash and cash equivalents, end of period	$102	$804

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012
Net income (loss)	$105	$(828)	$156	$(1,743)
Adjustments:
Interest Expense	924	663	1,798	1,264
Income Tax Benefit	(144)	(358)	(105)	(555)
Depreciation	1,343	1,458	2,645	2,903
Amortization	652	674	1,324	1,358

EBITDA	$2,880	$1,609	$5,818	$3,227

Concerned Stockholder Group and Retention	—	1,111	—	2,577
Early extinguishment of debt	—	552	—	552
Stock compensation	221	292	679	633
Strategic alternative costs (including transition costs)	247	—	519	—

EBITDA - Adjusted	$3,348	$3,564	$7,016	$6,989